Exhibit 99.1
PRESS RELEASE
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MASONITE ANNOUNCES SALE OF ARCHITECTURAL BUSINESS SEGMENT

Tampa, FL, April 24, 2024 — Masonite International Corporation (NYSE: DOOR) today announced that it has entered into a definitive agreement for the sale of all assets associated with the company’s Architectural segment to subsidiaries of IBP Solutions, Inc., a newly formed portfolio company of Industrial Opportunity Partners. The transaction is expected to close in the second quarter of 2024 and is subject to customary closing conditions.

Houlihan Lokey, Inc. acted as Masonite’s financial advisor on the transaction.

ABOUT MASONITE
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors and door systems for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves approximately 6,600 customers globally. Additional information about Masonite can be found at www.masonite.com.

ABOUT INDUSTRIAL OPPORTUNITY PARTNERS
Industrial Opportunity Partners (IOP), an Evanston, Ill.-based private equity firm with over $1.5 billion of committed capital since inception, is dedicated to creating value through investing in manufacturing and value-added distribution businesses with sales between $50 million and $500 million. IOP focuses on businesses with strong product, customer, and market positions, and provides management and operational resources to support sales and earnings growth at its businesses. For more information, visit IOP’s website at www.iopfund.com.

Investor Contacts:
Richard Leland
VP, FINANCE AND TREASURER
813.739.1808 | rleland@masonite.com

Marcus Devlin
DIRECTOR, INVESTOR RELATIONS
813.371.5839 | mdevlin@masonite.com
masonite.com